Exhibit 99.4
HAMPTON ROADS BANKSHARE, INC.
NOMINEE HOLDER CERTIFICATION
The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of Hampton Roads Bankshares, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Company’s registration statement, as amended, and final prospectus dated                , 2010 (the “Prospectus”), hereby certifies to the Company, Registrar and Transfer Company, as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription right has been exercised in full:

Number of Shares Subscribed
Number of Shares of Common	Rights Exercised Pursuant to	For Pursuant to Over-
Stock Owned on the Record Date	Basic Subscription Right	Subscription Privilege

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
Provide the following information if applicable:
______________________________________________
Depository Trust Company (“DTC”)
Participant Number
Participant Name: ________________________________

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)